UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 31, 2014 (January 31, 2014)

KMG Chemicals, Inc.

(Exact name of registrant as specified in its charter)

TEXAS	001-35577	75-2640529
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9555 W. Sam Houston Parkway S., Suite 600, Houston, Texas		77099
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code 713-600-3800

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Marcelino S. Rodriguez, age 54, will become the Corporate Controller and Chief Accounting Officer of the Company beginning on February 24, 2014.

Mr. Rodriguez graduated from the University of Texas at San Antonio in 1985, with a BBA in Accounting, and received his MBA from St. Mary’s University in 1999. After his graduation in 1985, Mr. Rodriguez joined Harte-Hanks Communications where he rose to the position of Controller for their CBS affiliate. Since that time he has held positions as Controller at Jose Cuervo International, Inc., and from 2000 to 2009 as Corporate Controller and later Chief Financial Officer at Lhoist North America, a leading manufacturer of lime based products and services with plants and terminals in North and South America. Mr. Rodriguez served as interim Chief Financial Officer for Panini America, Inc., a sports and entertainment collectibles company, beginning in late 2010. Since February 2011 Mr. Rodriguez has served as Chief Financial Officer at Paul Mueller Company (OTC: MUEL), a manufacturer of stainless steel equipment used for industrial applications worldwide, including food, dairy and beverage processing, pharmaceuticals, transportation and chemical processing.

Upon becoming the Company’s Corporate Controller, Mr. Rodriguez will participate in the Company’s annual incentive compensation and long-term incentive compensation programs. Mr. Rodriguez also will be granted time-based restricted stock awards for an aggregate of 3,000 shares of Common Stock; 1,000 shares will vest immediately, 1,000 shares will vest at the end of the second year of service and 1,000 shares will vest at the end of the third.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KMG Chemicals, Inc.

By:	/s/ Roger C. Jackson	Date: January 31, 2014
Name:	Roger C. Jackson
Title:	Vice President & General Counsel.